Exhibit 99.1

Imperial committed to long-term shareholder value

Calgary, AB – June 21, 2019 – Imperial Oil Limited today announced it has received final acceptance from the Toronto Stock Exchange (TSX) for a normal course issuer bid (NCIB) to repurchase up to five percent of its 764,221,735 outstanding common shares as of June 13, 2019, or a maximum of 38,211,086 shares during the next 12 months. This maximum will be reduced by the number of shares purchased from Exxon Mobil Corporation (ExxonMobil), Imperial’s majority shareholder, as described below.

The new one year program will begin on June 27, 2019, and will end should the company purchase the maximum allowable number of shares, or on June 26, 2020.

Imperial has established an automatic share purchase plan with its designated broker to facilitate the purchase of common shares, both under the NCIB and concurrently from ExxonMobil, during times when Imperial would ordinarily not be permitted to purchase due to regulatory restrictions or self-imposed black-out periods. Before entering a black-out period, Imperial may, but is not required to, instruct the broker to make purchases under the NCIB based on parameters set by Imperial in accordance with the share purchase plan, TSX rules and applicable securities laws. The plan has been pre-cleared by the TSX and will be implemented effective June 27, 2019.

Imperial periodically has excess cash beyond its day-to-day operating and capital investment needs. After considering alternative means of distributing excess cash to shareholders, Imperial’s board of directors concluded it is in the best interest of the company and its shareholders to have the flexibility to purchase shares under the NCIB. The NCIB is a flexible way of rebalancing Imperial’s capital structure while distributing a portion of cash reserves to shareholders who choose to participate by selling their shares. In addition, the NCIB will be used to eliminate dilution from shares issued in conjunction with Imperial’s restricted stock unit plan.

ExxonMobil will be permitted to sell its shares to Imperial outside of, but concurrent with, the NCIB in order to maintain its proportionate share ownership at approximately 69.6 percent. ExxonMobil advised Imperial that it intends to participate, as it has in prior years, and has established an automatic share disposition plan to facilitate the sale of its shares concurrent with the NCIB.

All share purchases will be made through the Toronto Stock Exchange and through other designated exchanges and published markets in Canada. Shares purchased under the NCIB are cancelled and restored to the status of authorized but unissued shares.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

As of June 13, 2019, Imperial has 764,221,735 issued and outstanding common shares. The average daily trading volume of Imperial’s common shares over the six calendar months prior to the date of this announcement was 869,675 shares per day. Imperial’s daily trading limit under the new program will be 217,418 shares, which represents 25 percent of the average daily trading volume.

The acceptance marks the continuation of Imperial’s existing share repurchase program that will expire on June 26, 2019. Under the existing program, a maximum number of 40,391,196 shares are available for purchase, reduced by the number purchased from ExxonMobil. As of June 19, 2019, Imperial has purchased 12,035,859 shares on the open market and a corresponding 27,550,825 shares from ExxonMobil to maintain its proportionate share ownership at 69.6 percent, representing a total cost of about $1.55 billion and an average cost of $39.11 per share.

For further information:

Investor Relations	Media Relations

(587) 476-4743	(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.